[Letterhead of Sandler O'Neill & Partners, L.P.]


December 12, 1996


Mr. Patrick F. X. Nilan
Chairman, President
 and Chief Executive Officer
First Savings Bank of New Jersey, S.L.A.
568 Broadway
Bayonne, New Jersey  07002

Dear Mr. Nilan:

      Sandler O'Neill Corporate Strategies, a division of Sandler O'Neill & Partners, L.P. ("Sandler O'Neill"), is pleased to act as conversion agent to First Savings Bank of New Jersey, S.L.A. (the "Bank") in connection with the Bank's proposed conversion from mutual to stock form (the "Conversion"). This letter is to confirm the terms and conditions of our engagement.

SERVICES AND FEES

      In our role as Conversion Agent, we anticipate that our services will include the services outlined below, each as may be necessary and as the Bank may reasonably request:

      I.    Consolidation of Accounts and Development of a Central File

      II.   Preparation of Proxy, Order and/or Request Forms

      III.  Organization and Supervision of the Conversion Center

      IV.   Proxy Solicitation and Special Meeting Services

      V.    Subscription Services

Each of these services is further described in Appendix A to this agreement.

      For its services hereunder, the Bank agrees to pay Sandler O'Neill a fee of $22,500. This fee is based upon a total number of unconsolidated accounts of approximately 45,000. No change in fees will occur as long as the variance in the number of accounts does not exceed 5%.

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Mr. Patrick F. X. Nilan
December 12, 1996
Page 2

In the event the actual number of accounts exceeds the number specified above by more than 5%, the fee will be proportionately increased.

      The fee set forth above is based upon the requirements of current regulations and the Plan of Conversion as currently contemplated. Any unusual or additional items or duplication of service required as a result of a material change in the regulations or the Plan of Conversion or a material delay or other similar events may result in extra charges which will be covered in a separate agreement if and when they occur.

      All fees under this agreement shall be payable in cash, as follows: (a) $5,000 payable upon execution of this agreement by the Bank, which shall be non-refundable; and (b) the balance upon the completion of the Conversion.

COSTS AND EXPENSES

      In addition to any fees that may be payable to Sandler O'Neill hereunder, the Bank agrees to reimburse Sandler O'Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder regardless of whether the Conversion is consummated, including, without limitation, travel, lodging, food, telephone, postage, listings, forms and other similar expenses; provided, however, that Sandler O'Neill shall document such expenses to the reasonable satisfaction of the Bank. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this agreement.

      In addition, all taxes however designated, arising from or based upon this agreement or the payments made to Sandler O'Neill pursuant hereto, including, but not limited to, any applicable sales, use, excise and similar taxes, shall be paid by the Bank as the same become due, and the Bank shall, upon request by Sandler O'Neill, pay the same either to Sandler O'Neill or to the appropriate taxing authority at any time during, or after the termination of, this Agreement; provided, however, that the Bank shall not be responsible for the payment of any state, federal, or local franchise or income taxes based upon the net income of Sandler O'Neill.

RELIANCE ON INFORMATION PROVIDED

      The Bank will provide Sandler O'Neill with such information as Sandler O'Neill may reasonably require to carry out its duties. The Bank recognizes and confirms that Sandler O'Neill

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Mr. Patrick F. X. Nilan
December 12, 1996
Page 3

(a) will use and rely on such information in performing the services contemplated by this agreement without having independently verified the same, and (b) does not assume responsibility for the accuracy or completeness of the information. The Bank will also inform Sandler O'Neill within a reasonable period of time of any changes in the Plan which require changes in Sandler O'Neill's services. If a substantial expense results from any such change, the parties shall negotiate an equitable adjustment in the fee.

LIMITATIONS

      Sandler O'Neill, as Conversion Agent hereunder, (a) shall have no duties or obligations other than those specifically set forth herein; (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any order form or any stock certificates or the shares represented thereby, and will not be required to and will make no representations as to the validity, value or genuineness of the offer; (c) shall not be liable to any person, firm or corporation including the Bank by reason of any error of judgment or for any act done by it in good faith, or for any mistake of law or fact in connection with this agreement and the performance hereof unless caused by or arising out of its own bad faith or gross negligence; (d) will not be obliged to take any legal action hereunder which might in its judgment involve any expense or liability, unless it shall have been furnished with reasonable indemnity satisfactory to it; and (e) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telex, telegram, or other document or security delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties.

      Anything in this agreement to the contrary notwithstanding, in no event shall Sandler O'Neill be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Sandler O'Neill has been advised of the likelihood of such loss or damage and regardless of form of action.

INDEMNIFICATION

      The Bank agrees to indemnify and hold Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons (Sandler O'Neill and each such person being an "Indemnified Party") harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the

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Mr. Patrick F. X. Nilan
December 12, 1996
Page 4

engagement of Sandler O'Neill pursuant to, and the performance by Sandler O'Neill of the services contemplated by this letter, and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party. The Bank will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from Sandler O'Neill's bad faith or gross negligence.

MISCELLANEOUS

      The following addresses shall be sufficient for written notices to each other:

          If to you:    First Savings Bank of New Jersey, S.L.A.
                        568 Broadway
                        Bayonne, New Jersey 07002

                        Attention: Mr. Patrick F. X. Nilan


          If to us:     Sandler O'Neill & Partners, L.P.
                        747 Middle Neck Road
                        Great Neck, New York  11024

                        Attention: Mr. Mark B. Cohen

      The Agreement and appendix hereto constitute the entire Agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This Agreement is governed by the laws of the State of New York.

Mr. Patrick F. X. Nilan
December 12, 1996
Page 5

      Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O'Neill the duplicate copy of this letter enclosed herewith.

                                Very truly yours,

                                Sandler O'Neill & Partners, L.P.
                                By:  Sandler O'Neill & Partners Corp.,
                                     the sole general partner


                                By: /s/ Mark B. Cohen
                                   -----------------------------------
                                     Mark B. Cohen
                                     Vice President

Accepted and agreed to as of
the date first above written:

First Savings Bank of New Jersey, S.L.A.


By: /s/ Patrick F. X. Nilan
   -------------------------------------
     Mr. Patrick F. X. Nilan
     Chairman, President
       and Chief Executive Officer


cc:   Mr. Joseph G. Passaic, Esq.
      Muldoon, Murphy & Faucette

      John Beckelman
      Sandler O'Neill & Partners, L.P.

                                  APPENDIX A

                    OUTLINE OF CONVERSION AGENT SERVICES

I.    Consolidation of Accounts

      1. Consolidate files in accordance with regulatory guidelines.
      2. Accounts from various files are all linked together. The resulting central file can then be maintained on a regular basis.
      3. Our EDP format will be provided to your data processing people.

II.   Proxy/Order Form/Request Card Preparation

      1. Vote calculation.
      2. Any combination of proxies, request cards and stock order forms for voting and ordering stock.
      3. Target group identification for subscription offering.

III.  Organization and Supervision of Conversion Center

      1. Advising on and supervising the physical organization of the Conversion Center, including materials requirements.
      2. Assist in the training of all Bank personnel who will be staffing the conversion center.
      3. Establish reporting procedures.
      4. On-site supervision of the Conversion Center during the solicitation/offering period.

IV.   Special Meeting Services *

      1. Direct proxy solicitation if independent solicitor not used.
      2. Proxy and ballot tabulation.
      3. Act as or support inspector of election.
      4. Delete voting record date accounts closed prior to special meeting.
      5. Produce final report of vote.

      * To the extent independent third parties are required by any regulatory agency to perform such services, it is understood and agreed that Sandler O'Neill will subcontract for such services and that the Bank will reimburse Sandler O'Neill for such reasonable fees and expenses incurred as a result of such regulatory requirement. This reimbursement shall not exceed $1,200 without approval from the Bank.


                                   A - 1

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V.    Subscription Services

      1.  Produce list of depositors by state (Blue Sky report).
      2.  Production of subscription rights and research books.
      3.  Stock order form processing.
      4.  Acknowledgement letter to confirm receipt of stock order.
      5.  Daily reports and analysis.
      6. Proration calculation and share allocation in the event of an oversubscription.
      7.  Produce charter shareholder list.
      8.  Interface with Transfer Agent for Stock Certificate issuance.
      9.  Refund and interest calculations.
      10. Confirmation letter to confirm purchase of stock.
      11. Notification of full/partial rejection of orders.
      12. Production of 1099/Debit tape.


                                   A - 2